Exhibit 99.1

November 26, 2007

FOR FURTHER INFORMATION CONTACT:

       FOR IMMEDIATE RELEASE

Frank ten Brink 847-607-2012

STERICYCLE ANNOUNCES FINAL AUSTRALIA ARBITRATION AWARD

LAKE FOREST, Ill.--Nov. 23, 2007--Stericycle, Inc. (NASDAQ:SRCL) today announced that it has received the arbitrator’s final award in the dispute previously disclosed between Stericycle Inc. and SteriCorp Limited of Melbourne, Australia.

The arbitrator awarded Stericycle U.S. $8.2 million on its claim against SteriCorp for payments due under certain convertible notes and awarded SteriCorp U.S. $14.5 million on its claim that Stericycle failed to supply SteriCorp with equipment conforming to specifications under an equipment supply agreement. The final award also required Stericycle to pay 2/3 of SteriCorp’s arbitration costs. The amount due for arbitration costs may not be determined for up to nine months.

The net effect of the two awards, before arbitration costs, will result in Stericycle recognizing a one-time after-tax expense of U.S. $6.2 million, or U.S. $0.07 per share in the fourth quarter of 2007 which was not included in the company’s prior guidance on operating results for 2007. The net effect of the two awards on Stericycle’s cash flow for the quarter will be a reduction of cash in the amount U.S. $6.3 million. The difference between the income statement and the cash flow net effect of the two awards results from a portion of the award in favor of Stericycle representing a repayment of debt and the tax effect of the one-time charges.

Stericycle believes that the final award contained errors in the calculation of amounts awarded to SteriCorp and has applied to the arbitrator for correction of the award. Stericycle cannot predict the outcome of its application for correction. The decision by the arbitrator may be appealed by either party within 28 days.

Safe Harbor Statement: Statements in this press release may contain forward-looking statements that involve risks and uncertainties, some of which are beyond our control (for example, general economic conditions). Our actual results could differ significantly from the results described in the forward-looking statements. Factors that could cause such differences include difficulties in completing the integration of acquired businesses, changes in governmental regulation of medical waste collection and treatment, and increases in transportation and other operating costs, as well as the various other factors described in our filings with the U.S. Securities and Exchange Commission. As a result, past financial performance should not be considered a reliable indicator of future performance, and investors should not use historical trends to anticipate future results or trends. We make no commitment to disclose any subsequent revisions to forward-looking statements.